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                                                                      Exhibit 99


NEWS MEDIA CONTACT:
Jeff Botti
614-249-6339

INVESTOR CONTACT:
Dan Amodeo
614-249-9039

OCTOBER 14, 1998
FOR IMMEDIATE RELEASE

                       NATIONWIDE FINANCIAL SERVICES, INC.
          ANNOUNCES $200 MILLION OFFERING OF TRUST PREFERRED SECURITIES


         COLUMBUS, Ohio -- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of retirement and long-term savings insurance products, announced today the offering of $200 million of Trust Preferred Securities (TruPS).

The TruPS will be offered at $25 per security and will have a 30 year term with a five-year call protection. Each security will pay cumulative cash distributions at the annual rate of 7.10% of the stated $25 liquidation amount per security, payable quarterly commencing January 31, 1999. An application will be made for the securities to be listed on the New York Stock Exchange.

The proceeds of the offering will be used by the company for general corporate purposes, which may include the possible acquisition of financial services companies or their assets, investments in or loans to subsidiaries, working capital, retirement of obligations of the company or other corporate purposes. The $200 million of securities is part of the $1 billion shelf registration that NFS filed with the Securities and Exchange Commission on May 15.

         Salomon Smith Barney is the lead manager of the offering and A.G. Edwards & Sons, Inc., Morgan Stanley Dean Witter, PaineWebber Incorporated, Prudential Securities Incorporated, Credit Suisse First Boston and J.P. Morgan & Co. are the co-managers. Additional underwriters will participate in the selling syndicate.

Columbus-based Nationwide Financial Services, Inc. is the holding company for the retirement savings operations of the Nationwide Insurance Enterprise, a Fortune 500 organization. Nationwide Mutual Insurance Company owns 81.5 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 12th largest life insurer based on assets.

The offering is made only by means of the Prospectus Supplement and the accompanying Prospectus. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. For a copy of the prospectus supplement discussing the offering, contact Salomon Smith Barney Inc., 388 Greenwich Street, New York, NY 10013.